Exhibit 99.1

TRANSCRIPT FCN.N - Q4 2023 FTI Consulting Inc Earnings Call EVENT DATE/TIME: FEBRUARY 22, 2024 / 2:00PM GMT OVERVIEW: Company Summary

FEBRUARY 22, 2024 / 2:00PM, FCN.N - Q4 2023 FTI Consulting Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Ajay Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

C O N F E R E N C E C A L L P A R T I C I P A N T S

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

James Edwin Yaro Goldman Sachs Group, Inc., Research Division - Research Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division - MD

P R E S E N T A T I O N

Operator

Good morning, everyone, and welcome to the FTI Consulting Fourth Quarter and Full Year 2023 Earnings Conference Call. (Operator Instructions) Please also note, today’s event is being recorded.

At this time, I’d like to turn the floor over to Mollie Hawkes, Head of Investor Relations. Ma’am, please go ahead.

Mollie Hawkes - FTI Consulting, Inc.—VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s fourth quarter and full year 2023 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A, the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties.

Forward-looking statements include statements concerning plans, initiatives, projections, prospects, policies, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, future capital allocations and expenditures, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, ESG-related matters, new or changes to laws and regulations, scientific or technological developments and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning. A copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the headings of Risk Factors and Forward-looking Information in our quarterly report on our annual report on Form 10-K for the year ended December 31, 2023 and in our other filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliations. Lastly, there are 2 items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our fourth quarter and full year 2023 results.

FEBRUARY 22, 2024 / 2:00PM, FCN.N - Q4 2023 FTI Consulting Inc Earnings Call

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the similar details as they have historically and as I have said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Thank you, Mollie. Welcome, everyone, and thank you all for joining us this morning. I’m sure many of you saw in this morning’s press release, we delivered fabulous results in the fourth quarter and fabulous results more generally in the second half of the year. Those results in turn — turn the year — the whole year into one that was terrific overall.

The results at the end of this year exceeded our expectations, and I suspect many of yours as well. So what I’d like to do before turning this over to Ajay, who will go through the quarter in more detail, let’s take a moment to reflect on the entire year. In particular, to reflect on the variation we saw in some of the performance metrics across the quarters and talk about how we thought about what actions we should take and what actions we shouldn’t take as the year went on.

I’m hoping those reflections support the more general conversations that we’ve had from time to time about how do we think about the twin objectives of being responsible stewards of this company for you, our shareholders, being seen as responsible stewards. Also not losing sight of the core ultimate objective, which, of course, is not quarterly earnings, which can be very transient, but rather is building something more powerful, an ever more capable organization, a more welcoming organization, one that can make ever more difference for our clients, one that’s ever more able to attract great people and support them so they can develop themselves and the people around them and through that, create something real, something durable for our clients and for our people and for you, our shareholders.

Looking back, I’m sure as many of you will recall, our first quarter’s earnings were well below our internal expectations, below Street’s expectations and down versus the prior year. Even halfway through the year, earnings were only flat versus the first half of the year. To the responsibility point, when you have periods of time where earnings are down or flat, you have to, as a responsible management team, look at the underlying causes and challenge oneselves.

If the results are down because you’re losing traction with clients, where professionals are departing in their roles, so you’re not attracting more great professionals. Those are serious indicators, indicators you may have fundamental problems, and you may need to react in fundamental ways. We look at the company’s performance actually on an ongoing basis after every quarter, in every good quarter and ask those questions, but of course, we particularly ask them when quarters are down.

And if you remember, during the first half of the year, that was the time when the number of competitors were talking about difficult market conditions and when some of them were taking major actions. And that sort of commentary and set of actions also has to cause one to reflect, so we reflected.

Interestingly and importantly, when we looked at our first half of the year, we continue to feel good about what was going on. Yes, our EPS was down, but we were doing great work for our clients. We are supporting brand-building assignments, and those efforts were showing up. They were showing up in qualitative terms, like awards and client feedback. And I know that always can be of something you need a little skeptical out, how are you measuring it and so forth. But they also showed up pretty tangibly and quantitatively and measurably. For example, in terms of revenue growth, where we had 13% revenue growth in the first half of the year.

And importantly, we actually had more great people than we expected because we had, as we have in recent years, had real opportunities to invest in terrific talent, which, of course, we always take advantage of whether the quarter is good or not. So some of the extra talent that we had was because of our ability to attract terrific talent. But in 2023, we also had the fact that attrition was down significantly, lower than we expected, lower than the prior year in the first half of the year.

FEBRUARY 22, 2024 / 2:00PM, FCN.N - Q4 2023 FTI Consulting Inc Earnings Call

So those were the main goals or the fact that our revenue was up so terrifically in the first half of the year and yet our profits were not. We also had some higher SG&A than we hoped for. And so we took a look at that, but the deeper look said most of that, not all, but most of that was driven either by onetime factors or some key investments we felt good about.

So you go through that analysis. And when you — after you go through the analysis, you have to decide, of course, so what do we do? And this is at a time when we knew some others were doing substantial layoffs and others were nagging on campus offers or forcing delay arrivals. After reflection, our conclusion was we did not need to do any of that. And more important, we could not see how that would help the multiyear trajectory of this company.

Instead, what we decided to do was actually pretty modest actions. Things I think you would all think of a sensible actions. Of course, we continue performance management as we are committed to do in good times and in bad times. At the same time, however, we continue to invest aggressively where we had great opportunities to add talent across a whole range of, I think, every segment across the firm.

The one thing we did a little different at this point was that we substantially tapered some of the hiring in the second half of the year, which is not something I actually like to do because you always want that influx of new talent but here, given the first half of the year, we tapered it aggressively in places where we had little or no attrition and sustained low utilization. And that was a little different than we’ve done. And of course, we, of course, relooked at our SG&A and reprioritized. These were not radical actions. I think most people would think they’re modest. They were prudent actions. Importantly, we did not actually expect those actions to yield the sorts of results that we reported this morning, primarily because they weren’t that radical.

And — but also because we did not expect to continue the incredible rate of growth in revenue in the second half of the year that we saw. Well, more important than the tapering of the growth rate of costs, as Ajay will talk about, is we did not see the slowdown in sales growth that we expected. Instead, we had a strengthening in our Restructuring business, a business that, as you know, has been getting ever more powerful globally year after year. But all is well beyond that. We had stronger-than-expected results in many, many other places. For example, our Tech business, which has been soaring for a while now or our Econ Consulting business. And frankly, there’s a whole lot of places in Europe.

So we cannot take credit and say, oh, the results today were delivered by tough actions. In fact, we did not take actions designed to deliver the sort of results that we reported today. Rather, we took actions we thought were modest, prudent steps and important steps that would not interfere with the multiyear growth trajectory that we are so committed to.

As I am sure — or as I hope most of you know now, our goal has never been to target great quarters. In fact, if I had known just how strong the revenue was going to be in the fourth quarter, I probably would not have allowed us to be as tight on tapering, as tight as hiring as we actually were, not because I don’t like strong quarters, who doesn’t like strong quarters. But because some places that we had previously low utilization are busier than we expected at that point in time. If I have known that, I surely would have hired more into those segments, which would have hurt the quarter but of course, would have benefited us in the medium term. And in general, that is our goal.

The intention is not to ever focus a lot in quarters, is — the intent to not focus a lot on quarters is not because we don’t feel the sense of responsibility. It’s because ensuring we are on the right long-term trajectory swamps the effect by a huge margin of any quarter.

Let me give an example. When we delivered the quarter we just reported this year are far weaker for the year, only hit the midpoint of our guidance. Either way, the adjusted EPS in 2023 would still have been more than triple the EPS we delivered just 6 years ago. For us, it’s that multiyear focus on building a more powerful institution that matters, it’s positioning ourselves for the next tripling of earnings that matters. Not whether this quarter is good or bad. And so we try to keep our eyes on what’s required to deliver that, which in my view is all about tracking the people who can help you build a more powerful institution for your clients, finding and supporting those people who can build those relationships.

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We want to build their business, we want to track the next generation of great people and mentor them, and people are just passionate about collaborating to make a difference. When we find those people and we support them and we support them even if it hurts the bottom lines in an individual quarter, it might cheat that quarter a little bit in terms of earnings. But to me, by so doing, we put this company on a sustained path for the medium term. And then critically, this is a professional services environment. The only asset is passionate people. By doing that, we create an environment where the best people want to come and the best people want to stay and they thrive and they make a difference. They make a difference for themselves, they make a difference for each other.

So that is the choice we made this year. It’s a choice we try to make every quarter. And to me, it’s the choice that I believe that we continue to make, will mean this company is only at the beginning where we can go. With that, I know a lot of you have detailed questions about the quarter.

Ajay, maybe you’ll take this down to a more detailed level. Thank you.

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve, and good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and guidance for 2024.

Beginning with our full year 2023 results. We reported record revenues of $3.49 billion, up $460.3 million or 15.2% compared to revenues of $3.03 billion in 2022. We also reported record earnings per share of $7.71, up $1.13 or 17.2% compared to EPS of $6.58 in 2022. As a reminder, in the fourth quarter of 2022, there was a $8.3 million special charge related to severance and other employee-related costs, which reduced earnings per share last year by $0.19.

Adjusted earnings per share of $7.71 in 2023, increased $0.94 or 13.9% from $6.77 in 2022. Net income of $274.9 million compared to $235.5 million in 2022. Adjusted EBITDA of $424.8 million was also a record and was up $67.2 million or 18.8% from $357.6 million in 2022. The sharp increase in adjusted EBITDA is primarily a result of our superb revenue growth of 15%.

Noteworthy, in the first half of the year, revenues grew 13% year-over-year. And in the second half of the year, revenue growth accelerated to 17.3% compared to the prior year period. This revenue growth occurred in a year where total headcount grew 4.6% which is lower than we have seen or targeted in recent years. Revenue growth exceeded the growth in direct costs and SG&A, excluding depreciation and amortization, resulting in record adjusted EBITDA.

All segments delivered record revenues and our Corporate Finance & Restructuring segment also delivered record adjusted segment EBITDA. Overall, growth was particularly strong for Restructuring, Investigations, Litigation, Non-merger and Acquisition-related Antitrust and Corporate Reputation services.

Now I will turn to fourth quarter results. For the quarter, record revenues of $924.7 million increased 19.4% or 18% excluding FX, driven by higher demand across all business segments. This quarter is truly exceptional. Three of our segments, Corporate Finance & Restructuring, Economic Consulting and Technology delivered record quarterly revenues in what is typically our slowest quarter of the year as professionals and clients tend to take time off during the holidays.

Net income of $81.6 million compared to $47.5 million in the fourth quarter of 2022. GAAP EPS of $2.28 compared to $1.33 in the prior year quarter. Adjusted EPS of $2.28 compared to $1.52 in the prior year quarter. Adjusted EPS excludes special charges, of which we had $8.3 million or $0.19 per share in Q4 of 2022. SG&A of $194.6 million was 21% of revenues. This compares to SG&A of $165 million or 21.3% of revenues in the fourth quarter of 2022. The year-over-year increase was primarily due to higher compensation and bad debt.

Fourth quarter 2023 adjusted EBITDA of $127.4 million or 13.8% of revenues compared to $92 million or 11.9% of revenues in fourth quarter of 2022. Our fourth quarter effective tax rate of 20.8% compared to 25.3% in fourth quarter of 2022. The lower effective tax rate was primarily due to an increase in tax credits. We expect our effective tax rate for 2024 to be between 24% and 26%. Weighted average shares outstanding or WASO for Q4 of 35.8 million shares compared to 35.7 million shares in the prior year quarter.

FEBRUARY 22, 2024 / 2:00PM, FCN.N - Q4 2023 FTI Consulting Inc Earnings Call

Now turning to our performance at the segment level for the fourth quarter. In Corporate Finance & Restructuring, record revenues of $365.6 million increased 19.7% compared to Q4 of 2022. The increase in revenues was primarily due to higher demand for business transformation and strategy and restructuring services. In the fourth quarter, restructuring represented 45% of segment revenues. Business transformation and strategy represented 34% of segment revenues and transactions represented 21% of segment revenues. Business transformation and strategy revenues grew 35% year-over-year.

Restructuring revenues grew 20% year-over-year, and transactions revenues were essentially flat. Adjusted segment EBITDA of $65.4 million or 17.9% of segment revenues compared to $49.1 million or 16.1% of segment revenues in the prior year quarter. This increase was primarily due to higher revenues which was partially offset by higher compensation, which includes the impact of a 5.5% increase in billable headcount and higher contractor costs as well as an increase in SG&A expenses compared to the prior year quarter.

Sequentially, Corporate Finance & Restructuring revenues increased $18 million or 5.2%. Adjusted segment EBITDA decreased $2.7 million as the increase in revenues was more than offset by a higher variable compensation, an increase in contractor costs and higher SG&A expenses.

Business transformation and strategy revenues increased 9% sequentially. Transaction revenues increased 4% and restructuring revenues grew 2% compared to the third quarter of 2023. Increased volume of work on existing business transformation matters in the public sector, technology and telecom industries, shape performance in business transformation and strategy. Higher volumes of restructuring activity in the United States, Germany and the U.K. and higher success fees on the completion of transactions engagements also contributed to the growth in Corporate Finance & Restructuring sequentially. Industries where we’ve been helping clients with restructuring matters where we saw sequential increases in revenues include health care, construction materials and food and beverage among others.

In Forensic and Litigation Consulting, or FLC, fourth quarter revenues of $165.5 million increased 11.9% compared to Q4 of 2022. The increase in revenues was primarily due to higher demand for investigations and construction solutions services. Adjusted segment EBITDA of $19.2 million or 11.6% of segment revenues compared to $17.1 million or 11.6% of segment revenues in the prior year quarter. This increase was primarily due to higher revenues, which was partially offset by an increase in compensation and higher SG&A expenses. Sequentially, revenues were flat and adjusted segment EBITDA decreased by $2.2 million primarily due to higher SG&A expenses, largely related to an increase in travel and entertainment expenses, compensation and bad debt.

Economic Consulting’s record revenues of $206.1 million increased 19.8% compared to Q4 of 2022. The increase in revenues was primarily due to higher financial economics, non-M&A related antitrust and international arbitration matters, which was partially offset by a decline in M&A-related antitrust matters. Adjusted segment EBITDA of $38.3 million or 18.6% of segment revenues compared to $27.3 million or 15.9% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of an 8.1% increase in billable headcount and higher SG&A expenses compared to the prior year quarter.

Sequentially, Economic Consulting’s revenues increased $12.2 million or 6.3%, primarily due to higher financial economics and M&A-related antitrust revenues, which was partially offset by a decline in nonM&A-related antitrust revenues. Adjusted segment EBITDA increased $10.6 million, primarily due to higher revenues.

In Technology, record revenues of $100.9 million increased 31.4% compared to Q4 of 2022. The increase in revenues was primarily due to higher demand for M&A-related second request and litigation services. Adjusted segment EBITDA of $12.4 million or 12.3% of segment revenues compared to $11.8 million or 15.3% of segment revenues in the prior year quarter. The increase was primarily due to higher revenues, which was largely offset by higher as-needed consultant costs and increase in compensation which includes the impact of a 12.9% increase in billable headcount and higher SG&A expenses compared to the prior year quarter.

Sequentially, Technology revenues increased $2.1 million or 2.1%, primarily due to higher demand for M&A-related second request and litigation services, which was partially offset by a decline in demand for investigation services. Adjusted segment EBITDA decreased $2.5 million, primarily due to higher SG&A expenses.

FEBRUARY 22, 2024 / 2:00PM, FCN.N - Q4 2023 FTI Consulting Inc Earnings Call

Lastly, in Strategic Communications, revenues of $86.6 million increased 19.6% compared to Q4 of ‘22. The increase in revenues was primarily due to higher demand for corporate reputation and public affairs services. Adjusted segment EBITDA of $15.6 million or 18% of segment revenues compared to $10.5 million or 14.5% of segment revenues in the prior year quarter. This increase was primarily due to higher revenues, which was partially offset by an increase in compensation and higher SG&A expenses. Sequentially, Strategic Communications revenues were flat and adjusted segment EBITDA increased $2.2 million.

I will now discuss certain cash flow and balance sheet items. Net cash provided by operating activities of $224.5 million for the year ended December 31, 2023, compared to $188.8 million for the year ended December 31, 2022. The year-over-year increase in net cash provided by operating activities was primarily due to higher cash collections resulting from increased billings. This increase was partially offset by higher compensation expenses, primarily related to head count growth and increase in other operating expenses and higher use of working capital required for growth.

Cash and cash equivalents and short-term investments of $328.7 million at December 31, ‘23 compared to $491.7 million at December 31, 2022. This decline in cash and cash equivalents and short-term investments was primarily because our convertible debt matured in Q3 and related borrowings under the credit facility were paid off in full in the fourth quarter of 2023.

Total debt, net of cash and short-term investments was a negative debt position of $328.7 million at December 31, 2023, which compares to a negative debt position of $175.5 million at December 31, 2022, and a positive debt position of $59.4 million at September 30, 2023. Earlier in the year, our cash collections were not keeping pace with revenues because of slower billings from a transition to a new enterprise resource planning or ERP system.

In the fourth quarter, billings improved and cash collections were significantly stronger. Fourth quarter free cash flow was $376.7 million, primarily because of such strong collections. There were no share repurchases during the quarter. In 2023, during the first quarter, we repurchased 112,139 shares at an average price per share of $158.70 for a total cost of $17.8 million. As of December 31, 2023, approximately $460.7 million remained available under our stock repurchase authorization.

Turning to our 2024 guidance. We are, as usual, providing guidance for revenues and EPS. We estimate that revenues will range between $3.65 billion and $3.79 billion. We expect our EPS to range between $7.75 and $8.50. Our 2024 guidance range is shaped by several considerations. First, let me acknowledge that in 2023, restructuring grew even more than our expectations, increasing 32% compared to 2022. In 2024, we expect restructuring to remain strong but steady at levels similar to Q4 of 2023. However, with financial liquidity now increasing for challenged companies, we could see a slowdown later in the year.

Second, we expect improvement in M&A to drive increased demand for services in our Economic Consulting and Technology segments as well as our transactions business in corporate finance. However, there are economic uncertainties such as the pace of interest rate reductions that could impact M&A.

Third, we expect margins in Economic Consulting to decline compared to 2023, primarily due to higher compensation from a combination of increased headcount, merit increases and competitive pressures. Additionally, because of the anticipated roll-off of certain large engagements, we expect revenue will not offset this increased cost. Further, similar to last year, we expect significant deferrals of revenue from early in the year to be recognized later in 2024.

Fourth, as we have discussed, we slowed down hiring in 2023, particularly in the second half of the year. In 2024, we are assuming headcount growth will exceed the level achieved in 2023. And as Steve mentioned, we continue to see opportunities to invest in great professionals in more places around the world as well as to expand the scope of our services to meet the evolving needs of our clients. We have both the appetite and the opportunity for investments. Such investments could at least initially have a downward impact on earnings.

Fifth, we expect increased compensation costs throughout our company due to competitive pressures, which may not be offset by pricing increases.

Sixth, though we expect SG&A to grow at a more moderate pace than in 2023, we may invest more as we expect to remain in the forefront of changing technologies such as in AI.

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Lastly, we expect to revert to our normal seasonal pattern of lower utilization in Q4 because of vacations. I must point out that our assumptions define a midpoint, and we provide a range of guidance around such midpoint, which I characterize as our current best judgment. Often, we find actual results are outside of such range because ours is largely a fixed cost business in the short term and small variations in revenue may have an outsized impact on earnings. And as Steve has said, due to such variations, one should not take the earnings in a single quarter and multiply them by 4. A comparison of earnings for the first half versus the second half of 2023 is an excellent illustration of how sharply results can vary during the course of the year without any underlying substantive change in our business.

And now I will close my remarks by emphasizing a few key themes. First, we are a unique company in terms of the scope of our services and the scale of our capabilities. We help our clients navigate through their most complex opportunities and challenges such as data breaches, restructuring, mergers, antitrust proceedings, enterprise transformations, fraud investigations, crisis management and more.

Second, we continue to deliver excellent revenue growth and attract great professionals while over time, remaining focused on utilization.

Third, our diverse portfolio of businesses can grow and provide regardless of business cycle.

And finally, we have an enviable balance sheet that provides us the flexibility to boost shareholder value through organic growth, share buybacks and acquisitions when we see the right ones.

With that, let’s open the call up for your questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question today comes from James Yaro from Goldman Sachs.

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

Perhaps starting with a bigger picture one. I think at the midpoint, your guidance for 2024 implies 7% revenue growth year-on-year. This would be the lowest year-on-year revenue growth since 2020, a year in which you faced significant headwinds, especially from courts being shut. Is there anything we should take away from this lower growth rate guidance in terms of the demand equation for your business next — in 2024 beyond lapping the strong 2023 restructuring results that Ajay touched upon? Or is there something else?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

I’ll give you a high-level answer. That Ajay, disagree with me or add to it however he chooses. Look, there is nothing that has me concerned about the long-term demand structure of our company. Actually, one of the concerns I have is to be under hire in the second half of the year, which you can’t see aggregate utilization things because we have so many little sub businesses that even if the aggregate is x. A subpart of that business can be at 30 points above x. And so when you under hire, you sometimes end up in different places around having to turn down work. So that worries me. And there’s always variation, as Ajay says, we don’t know the revenue in July at this point in time. I mean, there’s always variation, but there is no underlying concern about the overall growth potential of our company.

I will say that I think the 2-year growth in here is pretty consistent with where we’ve been over the multiple years. I think ‘19 was extraordinary and ‘20, as you pointed out, was less and so forth. So this is in line with our 2-year numbers, but I think that’s more coincidence than anything else. But I hope I answered. I am not worried about long-term growth. If we do the right things, continue to do the right things about getting the talent and supporting them, James. Did I answer your question?

FEBRUARY 22, 2024 / 2:00PM, FCN.N - Q4 2023 FTI Consulting Inc Earnings Call

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

Yes, that was excellent. Maybe just one on restructuring. I appreciate your comments, Ajay, on the guide for 2024. But I just wanted to take a step back and get your perspective on 2 different scenarios, which is one, is the soft landing and then the second one is higher rates for longer. Presumably, of course, higher rates for longer would be stronger, but just how you’re thinking about the 2 of those and what that means for the restructuring longer-term outlook?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

James, you characterize it correctly, those would shape a whole variety of scenarios around our midpoint and though transcend into next year as well. Clearly higher rates for longer would extend the restructuring cycle. But we are beginning to see the yields. The yield spread has really tightened and so the most challenged companies are beginning to get financing. We have seen that in the marketplace today. So the general theme for us at this juncture is we are proceeding carefully in our — in the way we think, in the way we are presenting to you, we are proceeding carefully.

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

Okay. That’s very clear. Just one on Compass Lexecon. I know there have been some senior leadership changes there. I just wanted to get your thoughts on the senior leadership changes there. And if that represents a different direction to the firm and whether it changes the growth for Compass Lexecon specifically and whether that changes the growth profile for that business?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, let me be clear. I’m very excited about the people who are running Compass Lexecon. I mean I spent — it was over in Europe at the beginning part of this year with Jorge and 3 people who are running Europe underneath them, Lorenzo, Neil and Kirsten. I got to tell you, there’s nobody or person on this call who wouldn’t love having time with those people. I mean Jorge, is the guy who founded Compass Europe for us. I mean it’s been an amazing growth engine, but he’s built a team underneath him. And as great as Lorenzo, Neil and Kirsten are, I went and spent time in Spain and you see the — in Brussels, in Paris, in London, I mean, is an amazing, amazing place with multiplicity of talent.

The U.S., as you know, and for Shell, I’m not sure that’s a more distinguished powerful incredibly respected and impressive first thing in professional services, and he’s leading, I guess the title he has is Chairman, but he’s a father of Compass Lexecon in some ways. And I mean there’s multiple fathers, but he’s an incredible asset. I think probably people know Mark Israel less well. Mark is very different than them, but they’re very different personalities, but these are half generation, younger, maybe a little more than half generation, younger and is equally as impressive. So we have an amazing leadership team and they’re all focused on building it.

Just to put the point on the table, we had a senior person leave. It’s always unfortunate when one senior person leaves. And I would say that the circumstances around that departure were particularly unfortunate, but it doesn’t give me any lack of confidence in where this business is, the position it has and the ability of that leadership team to take it forward, not only that leadership team, but the people below them.

Does that answer your question or speak to your question, James?

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

That’s very clear, Steve. Just last one. Just on the longer-term ramifications of AI on your business. Maybe you could talk about the puts and takes there. What — how do they benefit your business? What are the potential risks? And then an investor question I’ve gotten is just are there any risks that certain parts of your business could be replaced by AI tools. On the other hand, of course, that can make you more efficient and increase margins. So just the puts and takes there over the longer term.

FEBRUARY 22, 2024 / 2:00PM, FCN.N - Q4 2023 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, so I think there are for every company, right — well, first of all, let’s be clear, right, everybody has definitive opinions on new technology, which means some of it is right, some of it is wrong and you figure it out over time, right? But it’s obviously an area we’re focused on. And I suspect, and I think the team that’s looking at this within the segments and across, all believe that this will change some of our businesses. I mean this has already happened. I mean our Tech business, our eDiscovery business has been using machine learning for review for years now and they’re cutting edge. And they know that if they fall behind on the changes, doesn’t matter what success we’ve had. We won’t have it going forward.

To the contrary, actually, their ability to innovate has been one of the reasons they’ve been outperforming the industry in the last few years in terms of emerging data and so forth. And so that mental mindset is the way we are looking at this. And we’re looking at this within segments. Each segment is looking at both of those questions. What’s the threat? Which ways can it lower value-added? Presumably, I wasn’t around. I don’t think you were around when people did handwritten spreadsheets. But you can’t bill for handwritten spreadsheets and then a recalculation of handwritten spreadsheet these days anymore, right? Excel made a difference on that. And the same thing happens all the time.

So yes, of course, 13-week cash flows. Are we going to need as much time to do it? Or is it going to take less. These are all the questions we’re asking across the business. I will say 2 things. Right now, I would say none of us feel like there’s more threat than there is opportunity, but we’re monitoring both. The other thing I would say is universals in the face of new technology are always a little scary, but our firm is not a commodity firm. Our firm is — was talking about for Shell in Israel. I mean you’re in the middle of a huge litigation, you want one of those persons with their capabilities testifying for you.

And I think it’s — will their AI help streamline some of the preparation and makes our people more efficient, I think it’s going to be a long time before you have a computer testifying in court. And the same thing is true for any sort of crisis situation, which is crisis communication, M&A crisis. And I think that’s our firm position there. So as long as we do the right things and challenge ourselves, I suspect we will be fine. If we get lazy, we won’t be. But my job is to help us not get lazy.

Does that at least talk to the question?

Operator

Our next question comes from Tobey Sommer from Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Could you expand a little detail that peaked my interest at the end of your prepared remarks talking about the guidance about the deferred revenue and competitive pressures in the guidance commentary?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Let me talk about the competitive pressures and I’ll let him talk about deferred revenues. Look, I think you’ve noticed, Tobey, and we appreciate the comments you write about the success we’ve had. Unfortunately, competitors also noticed that, too. And so we are routinely attacked. Now the reality is — so far, we are hiring many more people than we lose. But it remains we have to be on our toes on competitive comp, and that’s across the board in our company. And so that’s a reality of life. And I mean that’s at a high level, the answer to that. I’ll let Ajay talk to the other point.

FEBRUARY 22, 2024 / 2:00PM, FCN.N - Q4 2023 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Thanks, Steve. Tobey, you might recollect in the last 2 years in Economic Consulting, we’ve been saying in the first quarter and also in the second quarter, I think, in 2021 and 2022 — sorry, in 2022, even in the second quarter, we said that look, there’s a whole bunch of utilization which didn’t translate into revenue because the conditions for revenue recognition were not met. And we’ve had that happen in ‘22 and ‘23. And now I’m saying we’re going to have that happen in 2024 as well. And that’s what we just communicated.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Okay. That makes sense. What’s the right way to think about headcount growth in ‘24 given sort of the lower starting point in the fourth quarter? And I was hoping you could also speak to the — whatever metrics you care to reveal about what drove the sequential headcount decline in the fourth quarter, maybe commenting on employee attrition trends or the inputs into that?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, let me be clear, I mean, we didn’t have a massive outpouring people. Our attrition levels for last year were well below our expectations and below prior last — at least the prior year and maybe the year before that, I don’t remember the year before that right now. We did. The real issue is I took the action I mentioned of tapering hiring. Well, let me be clear. I got recommendations to and I reluctantly agreed to do that. I’m probably the more bullish guy on headcount, one of them are bullish people on headcount. Ajay is more my quarterly conscience and I’m more, look, what do we need to do to make this business where we want it to be in the next 2 to 3 years, who the health care is, what the utilization is this quarter. So we have a yin and yang within our firm.

But I agreed to a substantial tapering of headcount just because of the conditions that was in the middle of the year. So I think we end up the year, this year lower than we probably should have. Well, lower than — if I have known how strong the year was going to be, I would have guided us to. So we’re going to have to make that up because our goal is not to maximize the profits in 2024. Our goal is — and it’s not just to sort of build a business that you and we can see the next tripling of earnings. And frankly, most of our people don’t care about the next tripling of earnings, but they do care is a team that is winning, that’s attracting great people, winning the great assignments just happens to be that is consistent with a multiyear trajectory. So we’re going to have to make up for some of the shortfall in hiring this year. And so I would be very surprised if it’s not up over last year and much more in line with what we’ve been doing over time.

Ajay, I don’t think we give more specifics than that. Do we?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

No, you’re right. So we’ve specifically said we expect headcount growth in 2024, Tobey to be higher than what we achieved in 2023. So that we have explicitly said. We’ve also said on top of that, we have an appetite to make investments, and we’re seeing opportunities. Now, one of the reasons we don’t give a specific percentage is these things are not easy to accomplish. There is also — there’s a certain amount of attrition that takes place in the business, and you got to offset that and then grow. So there’s a lot of work that comes in all of this. But that clearly is our ambition, and that is factored into the guidance.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Okay. Perfect. What — I heard your general comments about restructuring demand in ‘24 and sort of how to think about that puts and takes. From a domestic versus international perspective, are there any contours that may be different than the overall commentary? And how do you think the company’s performance reflects on sort of market share trends within that business?

FEBRUARY 22, 2024 / 2:00PM, FCN.N - Q4 2023 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So I’ll — let me give a top-level answer and then Ajay wants to give more specifics. Look, the dynamics are different around the world just because, a, sometimes economic situations are different. And sometimes there’s — if you remember from the COVID days, their government policies interfere. But also, it also depends on what parts of the restructuring we’re in.

In the U.S., we are in both company side and creditor side and overseas, many places we are primarily creditor side and there’s a timing difference. The company will often hire you months before they have decided to do a filing. The creditors don’t, of course, are not usually. And so there is — those timing dynamics, which vary around the world. And frankly meant that I think the U.S. was busier or early year than many places around the world. And that — those dynamics change over time. So that’s kind of a high-level answer.

I don’t know, Ajay, do you want to give anything more on top of that?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Just some slicing a little bit more. Germany has been really strong recently. The U.K. also kind of caught up to some of the trends we were seeing in the United States. So our international pieces were part of the surprise growth or growth more than we thought has come from EMEA, Germany, in particular. So that for whatever it’s worth, that’s additional color there. Does that answer sufficiently, Tobey?

Operator

And our next question comes from Andrew Nicholas from William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Maybe I’ll follow up there on your last comment, Ajay, and take a step higher. Like in terms of the biggest areas of sequential improvement or areas that surprised you positively in the fourth quarter. Could you just provide a little bit more color or thoughts there? It’s the first time I can remember with this type of fourth quarter step-up and obviously better than your guide from last quarter. So if you could just isolate the main areas that surprised you positively, that would be helpful.

Ajay Sabherwal - FTI Consulting, Inc. - CFO

I am so proud of our practitioners. I mean just look at the statistics, put them on a piece of paper and stare at them, which I do quite a bit. Q3 of last year, utilization in Corporate Finance & Restructuring was 61%. Q4, it dropped to 56%, 5% decline. FLC was flat at 53%, and Economic Consulting declined from 67% to 63%, 4% decline. Expect folks to take some time off, right?

Look at this year, from Q3 to Q4, 60% to 61% in Corporate Finance & Restructuring, 57% to 56% higher than last year and some are flat in FLC and 65% to 65% in Economic Consulting. This is incredible. This says our folks care for their clients are and do the most important things for them and are there when they need them, regardless of whether it’s Christmas or New Year. And that 5 percentage points in utilization makes all the difference to revenues.

Then look at bill rates. We look at bill rates, I mean you can see this. In Economic Consulting, in third quarter, it was $559 rate per hour to $586. We do the hardest stuff. When M&A gets really, really hard, we get hired. And this says that the top people were the ones that were working. So those rates, that mix, that utilization is what delivered these results. I shouldn’t — I mean, I’m not trying to shortchange anybody, but business transformation. Some of the largest matters out there across the globe in different geographies, in Technology, we crossed $100 million in revenue this quarter in our Tech segment. I mean — so this was really, really good.

FEBRUARY 22, 2024 / 2:00PM, FCN.N - Q4 2023 FTI Consulting Inc Earnings Call

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Pretty broad-based point taken. In terms of utilization, you talked about the sequential trend, but maybe over the — looking at the annual trend line in utilization in FLC, another year of improvement, but still below pre-COVID levels. Just wondering how we should think about that business getting back to those levels potentially over the next couple of years? And what gives you confidence in that business’ trajectory?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, I’ve got a lot of confidence in that business’ trajectory. I will say that — I hope I’ve said this in the past, but I always hate it when somebody looks at 2019 as a benchmark for our company or our business because that was a place where we got caught short on headcount, and we had to make it up on a couple of years later. And so I count now what the utilization was for FLC. But I know we were like sold out in Europe, and we weren’t answering the phones on new leads for some places because of the busyness we had.

So look, it’s a weird thing because you say 60% or 65% utilization and you say, how can we be sold out? Well, part of it is — I mean, Ajay can tell you how we account for it differently than other people, but part of it is just the subparts of our business. And so you can have people who are just 100% utilized or 90% utilized and when you have that. And so I think we’re on the right trajectory in FLC, it’s one of our growth engines, and it is making progress on it. I think the upside is enormous. So if you’re asking me, is this as good as it gets? No. And do I have in patience for us? Of course, I do. But so do the team leading it, and I feel very good about it.

Does that at least talk to the point, Andrew?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Absolutely. And then maybe if I could just wrap up with one last one on M&A-related businesses. A really good quarter seemingly on that front. But if you could talk to the momentum in M&A and maybe the M&A environment broadly to start 2024. You talked, Ajay, about narrowing spreads and its impact on the restructuring environment. But are you seeing kind of an offset there in M&A to this point? Or is the potential for some sort of air pocket between those 2 dynamics to persist for a little bit here as everyone finds their footing.

Ajay Sabherwal - FTI Consulting, Inc. - CFO

So the key words again, are proceeding carefully. It’s — this is not the time to be definitive. There are folks out there, we think maybe interest rates will not come down as much. There’s also an election cycle this year. So to say we are now definitively on an M&A growth curve would be premature. We are seeing — I mean transactions was up a little bit, as you noticed, on the Technology side, the second request piece was up. In our Economic Consulting, we do the real hard stuff. So that can happen in either cycle. So this is not based on any major trend one way or the other.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Andrew, let me close — I think we’re out of time. Let me just maybe add to that and say, look, let me express sympathy for all the analysts on this call, buy-side, sell-side and anybody, you guys try to figure out where we’re going to be in the next quarter. And it’s hard, as Ajay says or in the next — for each of the next quarters, it’s very hard to be definitive on that.

What I think we can be definitive on, and I think the last 10 years I’ve shown is if you focus on getting the right people with the right attitude and the right capabilities and you support them, you don’t know what the damn — I don’t know what the quarters are going to look like. But what you can put the company on is a multiyear trajectory that is up. And that is something that is predictable and we predicted it and we can deliver on. We’ve delivered on it, and we can. So I’m sorry, we can’t be — I wish you luck on the quarters. It’s just hard. It’s hard. But I just want to make sure I underscore the definitiveness of our conviction around the multiyear trajectory.

And thank you all for joining the call. We really appreciate your attention and support.

FEBRUARY 22, 2024 / 2:00PM, FCN.N - Q4 2023 FTI Consulting Inc Earnings Call

Operator

Ladies and gentlemen, that will conclude today’s conference call and presentation. We thank you for joining. You may now disconnect your lines.

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